Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Star Bulk Carriers Corp.

We consent to the incorporation by reference in the Registration Statements No. 333-153304 and No. 333-156843 on Form F-3 of our report dated March 10, 2007, on the financial statements of Star Bulk Carriers Corp. (formerly Star Maritime Acquisition Corp.) (a corporation in the development stage) as of December 31, 2006 and for the year ended December 31, 2006 appearing in the Annual Report on Form 20-F of Star Bulk Carriers Corp. for the year ended December 31, 2008.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 15, 2009